Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES SALE OF THREE

HOME HEALTH BUSINESSES TO SUNCREST HEALTHCARE

Atlanta, Georgia (September 11, 2009) – SunLink Health Systems, Inc. (NYSE Alternext US: SSY) today announced that it sold three of its home health businesses to subsidiaries of SunCrest Healthcare, Inc. for approximately $3,300,000. The home health businesses are located in Adel, GA, Clanton, AL and Fulton, MO. Net proceeds of the sale will be used to repay a portion of SunLink’s debt under its existing credit facility. The sale is expected to result in a pre-tax gain of approximately $2,000,000, which will be reported in its second fiscal quarter ending December 31, 2009.

SunLink Health Systems, Inc. currently operates seven community hospitals, three hospital-based nursing homes, and one hospital-based home care business in the Southeast and Midwest, and a specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.